Exhibit 99.1

September 21, 2023	News

ONEOK Shareholders and Magellan Unitholders Approve Merger

Transaction to Close on September 25, 2023

TULSA, Okla. – Sept. 21, 2023 – ONEOK, Inc. (NYSE: OKE) (“ONEOK”) and Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”) today announced that, at their respective Special Meetings, ONEOK shareholders and Magellan unitholders approved the previously announced merger.

“We are very pleased with the strong support from ONEOK shareholders and Magellan unitholders, which reflects their belief in the power of our combination,” said Pierce H. Norton II, ONEOK president and chief executive officer. “Having achieved this important milestone, we look forward to closing on September 25 and moving forward as one company with a continued commitment to creating value for our shareholders.”

“We appreciate that investors recognize the combination with ONEOK captures full value for Magellan unitholders and are grateful for their constructive engagement over the past few months,” said Aaron Milford, Magellan chief executive officer. “Together, we believe the combined company will have stronger growth prospects and generate greater value than Magellan could deliver standalone, and we are excited to be one step closer to uniting our teams.”

According to preliminary results of the ONEOK Special Meeting of Shareholders, approximately 96% of the common shares voted were in favor of the transaction.

According to preliminary results of the Magellan Special Meeting of Unitholders, approximately 76% of the common units voted, or 111.2 million units, were cast in favor of the merger, resulting in 55% of outstanding units voting in favor.

ONEOK and Magellan will each disclose the final vote results of their respective Special Meetings on Form 8-Ks filed with the U.S. Securities and Exchange Commission. The merger remains subject to satisfaction of other customary closing conditions and is anticipated to close before market on Monday, September 25, 2023, with Magellan common units expected to cease trading on the New York Stock Exchange at the close of business on Friday, September 22. As previously announced, upon completion of the transaction, Magellan unitholders will receive $25.00 in cash and 0.667 shares of ONEOK common stock for each outstanding Magellan common unit they own immediately prior to the effective time of the transaction.

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ONEOK Shareholders and Magellan Unitholders Approve Merger

September 21, 2023

ABOUT ONEOK:

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a leading midstream service provider and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Rocky Mountain, Permian and Mid-Continent regions with key market centers and owns an extensive network of gathering, processing, fractionation, transportation and storage assets.

ONEOK is a FORTUNE 500 company and is included in the S&P 500.

For information about ONEOK, visit the website: www.oneok.com.

ABOUT MAGELLAN MIDSTREAM PARTNERS:

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that ONEOK or Magellan expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed transaction between ONEOK and Magellan (the “proposed transaction”), the expected closing of the proposed transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the proposed transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the proposed transaction may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the risk that a condition to closing of the proposed transaction may not be satisfied, that either party may terminate the merger agreement relating to the proposed transaction or that the closing of the proposed transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement relating to the proposed transaction; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the proposed transaction could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the proposed transaction; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of a pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in the joint proxy statement/prospectus (as defined below). All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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ONEOK Shareholders and Magellan Unitholders Approve Merger

September 21, 2023

NO OFFER OR SOLICITATION:

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the proposed transaction, ONEOK has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”) to register the shares of ONEOK’s common stock to be issued in connection with the proposed transaction. The Registration Statement includes a document that serves as a prospectus of ONEOK and joint proxy statement of ONEOK and Magellan (the “joint proxy statement/prospectus”), and each party will file other documents regarding the proposed transaction with the SEC. The Registration Statement was declared effective by the SEC on July 24, 2023. ONEOK and Magellan each filed with the SEC the definitive joint proxy statement/prospectus on July 25, 2023. Each of ONEOK and Magellan commenced mailing copies of the joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25, 2023. This report is not a substitute for the joint proxy statement/prospectus or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the merger. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS. Investors can obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, are available free of charge from ONEOK’s website at www.ONEOK.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, are available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.

CONTACTS:

ONEOK, Inc.

Investor Relations:

Megan Patterson

Phone: 918-561-5325

ONEOKInvestorRelations@oneok.com

Media Relations:

Brad Borror

Phone: 918-588-7582

brad.borror@oneok.com

Magellan Midstream Partners, L.P.

Investor Relations:

Paula Farrell

Phone: 918-574-7650

paula.farrell@magellanlp.com

Media Relations:

Bruce Heine

Phone: 918-574-7010

bruce.heine@magellanlp.com

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